                                                                    EXHIBIT 10.7



                              MANAGEMENT AGREEMENT

                                     between


                                       and

                        CRESTLINE HOTELS & RESORTS, INC.
                             ("Management Company")


                                TABLE OF CONTENTS

                                                                                                       Page

ARTICLE I - APPOINTMENT OF MANAGEMENT COMPANY

         1.01  Appointment                                                                             1
         1.02  Delegation of Authority                                                                 1
         1.03  No Covenants or Restrictions                                                            2
         1.04  Representations of Management Company                                                   2

ARTICLE II - DEFINITION OF TERMS                                                                       2
--------------------------------

ARTICLE III - THE HOTEL

         3.01  Ownership                                                                               13
         3.02  Subordination of Management Agreement                                                   13
         3.03  Non-Disturbance Agreement                                                               13

ARTICLE IV - PRE-OPENING                                                                               12
-------------------------

ARTICLE V - TERM

         5.01  Term                                                                                    13
         5.02  Actions to be Taken upon Termination                                                    13

ARTICLE VI - COMPENSATION OF MANAGEMENT COMPANY

         6.01  Management Fees                                                                         14
         6.02  Accounting and Interim Payment                                                          15
         6.03  Reimbursements to Management Company                                                    15
         6.04  Performance Termination                                                                 15

ARTICLE VII - WORKING CAPITAL AND FIXED ASSET SUPPLIES

         7.01  Working Capital and Inventories                                                         16
         7.02  Fixed Asset Supplies                                                                    16


                                        i


ARTICLE VIII - MAINTENANCE, REPLACEMENT AND CHANGES

         8.01  Routine Repairs and Maintenance                                                         17
         8.02  Repairs and Equipment Reserve                                                           17
         8.03  Building Alterations, Improvements, Renewals and                                        18
         Replacements
         8.04  Liens                                                                                   17
         8.05  Ownership of Replacements                                                               17

ARTICLE IX - BOOKKEEPING AND BANK ACCOUNTS

         9.01  Books and Records                                                                       19
         9.02  Hotel Accounts:  Expenditures                                                           20
         9.03  Annual Operating Projection                                                             20
         9.04  Operating Deficits                                                                      22


ARTICLE X - FRANCHISE AGREEMENT                                                                        22
-------------------------------

ARTICLE XI - POSSESSION AND USE OF HOTEL

         11.01  Use                                                                                    23
         11.02  Owner's Right to Inspect                                                               23
         11.03  Group Services                                                                         24

ARTICLE XII - INSURANCE

         12.01  Property and Operational Insurance                                                     22
         12.02  General Insurance Provisions                                                           23
         12.03  Coverage                                                                               23
         12.04  Cost and Expense                                                                       24
         12.05  Policies and Endorsements                                                              24
         12.06  Indemnification                                                                        24

ARTICLE XIII - REAL ESTATE AND PROPERTY TAXES

         13.01  Impositions                                                                            25
         13.02  Owner's Responsibility                                                                 26





ARTICLE XIV - HOTEL EMPLOYEES

         14.01  Employees                                                                              26
         14.02  Termination                                                                            27
         14.03  Employee Claims                                                                        28

ARTICLE XV - DAMAGE AND CONDEMNATION

         15.01  Damage and Repair                                                                      28
         15.02  Condemnation                                                                           29

ARTICLE XVI - DEFAULTS

         16.01  Default                                                                                29
         16.02  Event of Default                                                                       30
         16.03  Remedies upon Event of Default                                                         31

ARTICLE XVII - PROPRIETARY MARKS; INTELLECTUAL PROPERTY

         17.01  Proprietary Marks                                                                      31
         17.02  Computer Software and Equipment                                                        32
         17.03  Intellectual Property                                                                  32

ARTICLE XVIII - WAIVER AND INVALIDITY

         18.01  Waiver                                                                                 32
         18.02  Partial Invalidity                                                                     33

ARTICLE XIX - ASSIGNMENT

         19.01  Assignment by Management Company and Owner                                             33

ARTICLE XX - TERMINATION OF AGREEMENT UPON SALE, DEMOLITION, OR FORECLOSURE

         20.01  Sale of the Hotel                                                                      34
         20.02  Termination upon Demolition or Foreclosure                                             35

ARTICLE XXI - MANAGEMENT COMPANY CONDITIONS

         21.01  Conditions upon Management Company's Obligations                                       35





ARTICLE XXII - MISCELLANEOUS

         22.01  Right to Make Agreement                                                                36
         22.02  Agency                                                                                 36
         22.03  Failure to Perform                                                                     36
         22.04  Breach of Covenant                                                                     36
         22.05  Consents                                                                               37
         22.06  Applicable Law                                                                         37
         22.07  Headings                                                                               37
         22.08  Notices                                                                                37
         22.09  Environmental Matters                                                                  38
         22.10  Equity and Debt Offerings                                                              39
         22.11  Franchise Agreement                                                                    39
         22.12  Estoppel Certificates                                                                  39
         22.13  Entire Agreement                                                                       40



                                                          [Full-Service/revised]

                              MANAGEMENT AGREEMENT

         This Management Agreement ("Agreement") is made effective as of the day of ______________, 200__ ("Effective Date") by and between a ___________________, with its principal place of business at ("Owner"), and Crestline Hotels & Resorts, Inc., a Delaware corporation, with its principal place of business at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 ("Management Company").

                                   WITNESSETH:

         WHEREAS, Owner owns [fee simple/leasehold] title of the ____________________________ ("Hotel") which is located on that certain real property as described on Exhibit A attached hereto and made a part hereof; and

         WHEREAS, Owner desires to have Management Company manage and operate the Hotel from and after the Management Commencement Date (as defined in Article
II), and Management Company is willing to perform such services for the account of Owner on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

                                    ARTICLE I
                        APPOINTMENT OF MANAGEMENT COMPANY

1.01     Appointment

         Owner hereby appoints and employs Management Company as Owner's exclusive agent to supervise, direct and control management and operation of the Hotel for the term provided in Article V. Management Company accepts said appointment and agrees to manage the Hotel during the Term of this Agreement in accordance with the terms and conditions hereinafter set forth. The performance of all activities by Management Company, including the maintenance of all bank accounts, shall be as the agent of and for the account of Owner.

1.02     Delegation of Authority

         Except as otherwise specifically provided in this Agreement, the Hotel shall be operated under the exclusive supervision and control of Management
Company, which shall be responsible for the proper and efficient operation of the Hotel. Except as otherwise specifically provided in this Agreement, Management Company shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to the management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, granting of concessions or leasing of shops and agencies within the Hotel, receipt, holding and disbursement of funds, maintenance of bank accounts (including Working Capital), procurement of inventories, supplies and services, promotion and publicity and, generally, all activities necessary for the operation of the Hotel.

1.03     No Covenants or Restrictions

         Owner warrants that there will be on the Management Commencement Date no covenants or restrictions which would prohibit or limit Management Company from operating the Hotel, including cocktail lounges, restaurants and other facilities customarily a part of or related to a first-class hotel facility. Owner agrees upon request by Management Company to sign promptly and without charge applications for licenses, permits or other instruments necessary for operation of the Hotel.

1.04     Representations of Management Company

         Management Company represents that it is experienced and capable in the planning, decorating, furnishing, equipping, promoting, managing, and operating of first-class hotels, and Management Company covenants and agrees to manage and operate the Hotel as a first-class hotel in accordance with the standards of similarly situated first-class hotels in comparable markets and in strict compliance with that certain Franchise Agreement dated _________, 200_ between _______ , as the "Franchisor," and __________________, as the "Franchisee" (as such agreement may have been or may be amended subject to Article X below, the "Franchise Agreement"), respecting the Hotel. Management Company further represents that it qualifies as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE II
                               DEFINITION OF TERMS

The following terms when used in this Agreement shall have the meanings indicated:

         Accounting Period means a calendar month.

         Additional Invested Capital means the cumulative total, as of any given date during the Term of this Agreement, of: (i) any expenditures made by Owner pursuant to Section 8.03, plus (ii) any contributions by Owner to the Reserve beyond the funding described in Section 8.02 A, other than those contributions which are treated as Deductions or reimbursed to Owner under Section 8.02 E, plus (iii) any advances of Working Capital made by Owner pursuant to Section
7.01 (including any advances by Owner for the payment of Impositions under Section 13.01) from its own funds, so long as any such advance is not made as a result of an Operating Loss (described in Section 9.04), and further provided that any subsequent reimbursement of Working Capital to Owner (including any reimbursement of payments made by Owner for Impositions) shall reduce the amount of Additional Invested Capital by the same amount of any such reimbursement, plus (iv) any rental payments pursuant to any capital leases approved by Management Company and Owner that are not otherwise paid from the Reserve or treated as a Deduction under the terms of this Agreement, plus (v) special assessments paid by Owner pursuant to clause (2) of Section 13.02.

         Affiliate means any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty point one percent (50.1%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

         Agreement shall have the meaning set forth in the Preamble.

         Annual Operating Projection shall have the meaning set forth in Section 9.03.

         Annual Operating Statement shall have the meaning set forth in Section 9.01.

         Base Management Fee shall have the meaning set forth in Section 6.01 A.

         Building Estimate shall have the meaning set forth in Section 8.03 A.

         Code shall have the meaning set forth in Section 1.04.

         Consumer Price Index shall mean the Consumer Price Index for All Urban Consumers (CPI-U) (U.S. City Average), as published by the Bureau of Labor Statistics,

Department of Labor, or if such index is no longer published, the "Consumer Price Index" shall then refer to such comparable statistics on changes in the cost of living for urban consumers as such may be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority as mutually agreed upon by the parties.

         Deductions shall have the meaning set forth in the definition of "Operating Profit."

         Default shall have the meaning set forth in Section 16.01.

         Effective Date shall have the meaning set forth in the Preamble.

         Employee Claims means any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys' fees and expenses, and costs of settlement with respect to any such claims) by any employee or employees of Management Company against Owner or Management Company with respect to the employment at the Hotel of such employee or employees. "Employee Claims" shall include, without limitation, the following:
(i) claims which are eventually resolved by arbitration, by litigation or by settlement; (ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel, including collective bargaining agreements, if any, have been breached; and (iii) claims which involve allegations that one or more state or federal employment laws have been violated.

         Event of Default shall have the meaning set forth in Section 16.02.

         Executive Employees shall have the meaning set forth in Section 14.02.

         Existing Twelve Month Management Fees shall have the meaning set forth in the definition of "Sale Termination Fee."

         FF&E shall have the meaning set forth in Section 8.01.

         FF&E Estimate shall have the meaning set forth in Section 8.02 C.

         Fiscal Year means the calendar year, beginning at 12:01 a.m. on January 1 and ending at midnight on December 31. The partial Fiscal Year between the Management Commencement Date and the first full Fiscal Year shall be deemed part of the first full Fiscal Year. The partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year.

         Fixed Asset Supplies means supply items included within Property and Equipment under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms and similar items.

         Force Majeure means acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where revocation or refusal is not due to the fault of Management Company, its agents or employees), strikes, fire, unavoidable casualties or any other causes beyond the reasonable control of Management Company, including without limitation, any failed duty of Management Company which is in part due to Owner's failure to fund Owner-Funded Capital Expenditures pursuant to Section
8.03 of this Agreement. Force Majeure shall exclude general economic and/or market factors.

         Franchise Agreement shall have the meaning set forth in Section 1.04.

         Franchisee shall have the meaning set forth in Section 1.04.

         Franchisor shall have the meaning set forth in Section 1.04.

         GAAP means generally accepted accounting principles consistently applied throughout the specified period(s).

         Gross Revenues means all revenues and receipts of every kind derived from operating the Hotel and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions but after discounts for prompt or cash payments, from rental of rooms, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires from their operations); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) federal, state, and municipal excise, sales, and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any rooms, goods, or services; (iii) proceeds realized from the sale of FF&E no longer necessary to the operation of the Hotel, which shall be deposited in the Reserve; (iv) proceeds of any insurance other than business interruption insurance (or other insurance against loss of income) of the type described in Section 12.01 A4; (v) condemnation awards; (vi) gross receipts received by lessees, licensees, or concessionaires of the Hotel; (vii) proceeds from any financing or refinancing; (viii) proceeds of any judgment or settlement not received as compensation for actual or potential loss of Gross Revenues or Operating Profit; (ix) interest earned on the Reserve or on any other funds held in the Hotel bank accounts, which shall be deposited in the respective Reserve or bank account; and (x) any funds supplied by Owner to the Reserve or to meet Working Capital needs.

         Group Services shall have the meaning set forth in Section 11.03.

         Highland means Highland Hospitality Corporation, a Maryland corporation and the ultimate parent company of Owner.

         Hotel means the ______________________ located at ___________________.

         Impositions shall have the meaning set forth in Section 13.01.

         Incentive Fee shall have the meaning set forth in Section 6.01 B.

         Intellectual Property shall have the meaning set forth in Section
17.03.

         Inventories means Inventories as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expenses, supplies and similar items.

         Management Commencement Date means the date upon which Management Company shall commence operating the Hotel pursuant to this Agreement which date shall be confirmed in writing by Owner and Management Company.

         Management Company means Crestline Hotels & Resorts, Inc.

         Mortgage means any security instrument which encumbers the Hotel and/or the Hotel premises, including, without limitation, mortgages, deeds of trust, security deeds and similar instruments.

         Non-Disturbance Agreement means an agreement, in recordable form in the jurisdiction in which the Hotel is located, executed and delivered by a holder of a Secured Loan (which agreement shall by its terms be binding upon all assignees of such holder and upon any individual or entity that acquires title to or possession of the Hotel at or through a foreclosure (referred to as a "Subsequent Owner")), for the benefit of Management Company, pursuant to which, in the event such holder (or its assignee) or any Subsequent Owner comes into possession of or acquires title to the Hotel either at or following a foreclosure, such holder (and its assignees) and all Subsequent Owners shall:
(x) recognize Management Company's rights under this Agreement, (y) not name Management Company as a party in any foreclosure action or proceeding, and (z) not disturb Management Company in its right to continue to manage the Hotel pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been terminated earlier in accordance with its terms, and (ii) there are no outstanding Events of Default by Management Company, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Owner to terminate this Agreement (excluding events which would constitute Events of Default, which are to be governed exclusively by clause
(ii) hereof).

         Operating Loss means a negative Operating Profit.
         --------------

         Operating Profit means the excess of Gross Revenues over the following deductions ("Deductions") incurred by Management Company in operating the Hotel:

                  1. Cost of sales, salaries, wages, fringe benefits, payroll taxes and other cash payroll costs related to Hotel employees;

                  2. Departmental expenses, administrative and general expenses and the cost of Hotel advertising and business promotion, heat, light and power, and routine repairs, maintenance and minor alterations treated as Deductions under Section 8.01;

                  3. The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

                  4. A reasonable reserve for uncollectible accounts receivable as determined by Management Company and approved by Owner;

                  5. All costs and fees of independent professionals or other third parties who perform services required or permitted hereunder if and to the extent such cost and expense are not capitalized in accordance with GAAP, including without limitation, third parties providing legal services to Management Company in connection with matters involving the Hotel (excluding matters in dispute between Owner and Management Company), which services shall be charged at rates which approximate Management Company's costs associated with such personnel, which rates shall not exceed rates billed by such independent professionals or other third parties;

                  6. The cost and expense of technical consultants and operational experts for specialized services in connection with non-routine Hotel work; provided that Owner shall have the right to approve any such technical consultant or operational expert if its cost or expense is expected to exceed $25,000.00 in the aggregate for any Fiscal Year and is not included in the approved Annual Operating Projection for such Fiscal Year;

                  7.  Management Company's Base Management Fee (referred to in
Section 6.01) for services rendered in connection with the operation of the Hotel;

                  8. All the costs and expenses incurred by Management Company pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising, chain services, insurance, etc.; provided, however, any initial licensing fees or capital expenditures necessary for compliance with the Franchise Agreement shall not be a Deduction from Gross Revenues for purposes of the calculation of Operating Profit;

                  9.  The amount to be credited to the Reserve described in
Section 8.02;

                  10. Insurance costs and expenses as described in Article XII;

                  11. Taxes, if any, payable by or assessed against Management Company related to this Agreement or to Management Company's operation of the Hotel (exclusive of Management Company's income taxes) and Impositions, including without limitation, real and personal property taxes assessed against the Hotel along with related expenses incurred in connection with all such assessments; provided that any fines, penalties or interest added thereto which are a direct result of Management Company's gross negligence or willful misconduct shall be paid by Management Company from its own funds and shall not be treated as Deductions;

                  12. All costs and expenses incurred in order to obtain and keep in full force and effect any licenses and permits required for the operation of the Hotel and related facilities, including without limitation, liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms and guest rooms at the Hotel; provided that any fines or penalties relating to maintaining such licenses and permits which are the direct result of either Management Company's or Owner's gross negligence or willful misconduct shall be paid by such party from its own funds and shall not be treated as Deductions; and

                  13. Such other costs and expenses incurred by Management Company as are specifically provided for elsewhere in this Agreement (including, without limitation, Group Services and certain reimbursable expenses of Management Company's corporate staff described in Section 6.03) or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, unless any such costs and expenses are specifically stated not to be Deductions under any provision of this Agreement.

         The term "Deductions" shall not include (i) debt service payments pursuant to any Secured Loan; nor (ii) ground lease rental or other rental payments pursuant to any ground lease in connection with the Hotel; nor (iii) any expenditures by Owner in the acquisition or conversion of the Hotel; nor
(iv) rental payments pursuant to any capital lease approved by Management Company; nor (v) the cost of external (third party) audits of Hotel operations and/or with respect to the Owner entity itself; nor (vi) other recurring and non-recurring ownership costs, such as Owner's entity administration and servicing costs; all of which shall be paid by Owner from its own funds, and not from Gross Revenues nor from the Reserve.

         Owner means _______________________________________.

         Owner-Funded Capital Expenditures shall have the meaning set forth in
Section 8.03.

         Owner's Investment means the sum of (i) $_________________ [the price paid by Highland and/or Owner to acquire the Hotel, including closing costs and conversion costs and pre-opening expenses and fees], plus (ii) Additional Invested Capital, plus (iii) the initial Working Capital amount deposited by Owner pursuant to Section 7.01 A.

         Owner's Priority means, with respect to each Fiscal Year during the Term hereof (prorated for any partial Fiscal Year), an amount equal to eleven percent (11.0%) of Owner's Investment.

         Prime Rate means the "prime rate" as published in the "Money Rates" section of The Wall Street Journal; however, if such rate is, at any time during the Term of this

Agreement, no longer so published, the term "Prime Rate" shall mean the average of the prime interest rates which are announced, from time to time, by the three
(3) largest banks (by assets) headquartered in the United States which publish a "prime rate."

         Profit Minimum shall have the meaning set forth in Section 6.04.

         Proprietary Marks shall have the meaning set forth in Section 17.01.

         Prospectus shall have the meaning set forth in Section 22.10.

         Qualified Lender means any lender, such as any federally insured commercial or savings bank, national banking association, savings and loan association, investment banking firm, commercial finance company, trust for securitized loans and other similar lending institution that is a holder of a Secured Loan that is a Qualified Loan.

         Qualified Loan means any Secured Loan in which the initial principal amount, as of the date such Secured Loan is incurred, when added to the current principal balance of all existing Secured Loans as of that date, is less than or equal to the greater of the following:

         (i) Seventy percent (70%) of the sum of: (a) $____________ [the price paid by Owner to acquire the Hotel, including closing costs and conversion costs and pre-opening expenses and fees], plus (b) Additional Invested Capital; or

         (ii) Seventy percent (70%) of the fair market value of the Hotel as reasonably determined by Highland's board of directors; or

         (iii) The existing balance of any Secured Loans encumbering the Hotel immediately prior to the date of the incurrence of such Qualified Loan, plus commercially reasonable transaction costs (defined as all normal transaction costs to the extent actually incurred) associated with such refinancing up to an amount equal to four percent (4%) of the principal amount of such Qualified Loan.

         In addition, regardless of whether or not the above tests set forth in clauses (i), (ii) and (iii) above are satisfied, (a) the existing (as of the Management Commencement Date) balance of any Secured Loan which is secured by a Mortgage existing as of the Management Commencement Date shall be deemed to be a "Qualified Loan"; and (b) any Secured Loan which Management Company, in its reasonable discretion, has approved in writing shall be deemed to be a "Qualified Loan" (provided that an approval by Management Company that a given Secured Loan shall be deemed to be a Qualified Loan hereunder shall apply only to the specific hotel or hotels which are described in such approval, and shall not be deemed to be an approval with respect to other hotels, regardless of whether such Secured Loan by its terms permits the substitution or addition of such other hotels as security for such Secured Loan).

         Related Person shall have the meaning set forth in Section 22.02 A.

         Reserve shall have the meaning set forth in Section 8.02 A.

         Sale of the Hotel means any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner's title to the Hotel or the site (either fee or leasehold title, as the case may be), but shall not include a collateral assignment intended to provide security for a loan. For purposes of this Agreement, a "Sale of the Hotel" shall also include a lease (or sublease) of the entire Hotel or site. The phrase "Sale of the Hotel" shall also include any sale, transfer, or other disposition, for value or otherwise, in a single transaction or a series of related transactions, of the controlling interest in the Owner or Highland. If the Owner or Highland, as the case may be, is a corporation, the phrase "controlling interest" shall mean the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); provided, however, that in no event shall the transfer of "controlling interest" refer to the acquisition of shares in a publicly traded corporation by passive investors that have no control or influence over the business decisions concerning the corporation. If Owner is not a corporation, the phrase "controlling interest' shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner. Notwithstanding the foregoing, the term "Sale of the Hotel" shall not include any sale, assignment, transfer or other disposition of the Hotel or the site by Owner to an Affiliate of Owner.

         Sale Termination Fee means that amount payable by Owner to Management Company pursuant to Section 20.01 D of this Agreement, which is equal to the following:

[to be inserted if the Hotel was open and operating prior to the Management Commencement Date: (a) for the Sale of the Hotel at any time during the first or second full Fiscal Year after the Management Commencement Date, the product of five and one-half (5.5) times the sum of the aggregate Base Management Fees and Incentive Fees earned by Management Company during the most recent twelve (12) month period immediately preceding the Sale of the Hotel (such period is referred to as the "Test Period" and the collective management fees earned during the Test Period are referred as the "Existing Twelve Month Management Fees"); provided, that, if any portion of the Test Period relates to operations of the Hotel occurring prior to the Management Commencement Date (the "Prior Period"), the financial operating results from the Prior Period shall be used as necessary to calculate what Management Company's Existing Twelve Month Management Fees would have been during any such Prior Period occurring in the Test Period for the purpose of calculating the Sale Termination Fee]

[to be inserted if the Hotel was not open or operating prior to the Management Commencement Date: (a) for the Sale of the Hotel at any time during the first or second full Fiscal Year after the Management Commencement Date, the product of five and one-half (5.5) times the sum of the aggregate Base Management Fees and Incentive Fees projected for the most recent twelve (12) month period immediately preceding the Sale of the Hotel (such period is referred to as the "Test Period" and the collective management fees projected under this clause (a) or earned under clauses (b) through (f) below during the Test Period are referred as the "Existing Twelve Month Management Fees") as set forth in the pro forma attached hereto as Exhibit B];

         (b) for the Sale of the Hotel at any time during the third, fourth or fifth full Fiscal Year after the Management Commencement Date, the product of three (3.0) times Existing Twelve Month Management Fees;

         (c) for the Sale of the Hotel at any time during the sixth (6th) full Fiscal Year after the Management Commencement Date, the product of two (2.0) times the Existing Twelve Month Management Fees;

         (d) for the Sale of the Hotel at any time during the seventh (7th) full Fiscal Year after the Management Commencement Date, the product of one and one-half (1.5) times the Existing Twelve Month Management Fees;

         (e) for the Sale of the Hotel at any time during the eighth (8th) full Fiscal Year after the Management Commencement Date, the product of one (1.0) times the Existing Twelve Month Management Fees; or

         (f) for the Sale of the Hotel at any time during the ninth (9th) full Fiscal Year after the Management Commencement Date and thereafter, there shall be no Sale Termination Fee.

         Secured Loan means and includes (i) any indebtedness secured by a Mortgage; and (ii) all amendments, modifications, supplements and extensions of any such Mortgage.

         Software shall have the meaning set forth in Section 17.02.

         Term shall have the meaning set forth in Section 5.01.

         Termination means the expiration or sooner cessation of this Agreement.

         Uniform System of Accounts means the Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as revised and adopted by the Hotel Association of New York City, Inc. from time to time and as modified by applicable provisions of this Agreement.

         Unrelated Persons shall have the meaning set forth in Section 22.02 A.

         WARN Act shall have the meaning set forth in Section 14.02.

         Working Capital means funds which are reasonably necessary for the day-to-day operation of the Hotel's business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

                               [End of Article II]

                                   ARTICLE III
                                    THE HOTEL

3.01     Ownership

         During the Term of this Agreement, Owner shall take all commercially reasonable action as is appropriate to assure that Owner has [good and marketable fee]/[leasehold] title to the land described in Exhibit A and all improvements thereon, free and clear of all liens and encumbrances other than:

         (i) Easements or other encumbrances that do not adversely affect the operation of the Hotel by Management Company and do not require the payment of any money;

         (ii)  Mortgages which are given to secure any one or more Qualified
               Loans;

         (iii) Liens for taxes, assessments, levies or other public charges which are not yet due or are being contested in good faith;

         (iv) Amendments or modifications to the to the ground lease, if any, existing as of the Effective Date; provided, however, Owner shall obtain Management Company's prior written consent prior to entering into any such amendment or modification that would (i) materially adversely affect the rights and/or obligations of Management Company, and/or (ii) have an adverse impact on the amount of the fees to be paid to Management Company under this Agreement; and

         (v)   All other matters or record affecting title as of the Effective
               Date.

[It is acknowledged that Owner does not own fee title to the land described in Exhibit A and, therefore, cannot make any representations or covenants with respect to the actions or inactions of the fee owner. However, Owner does agree that it shall (a) by its own action or inaction not do anything in violation of the provisions of this Section 3.01, and (b) use commercially reasonable efforts to assure that the fee owner does not enter into any agreements or take any action in violation of the provisions of this Section 3.01.]

3.02.    Subordination of Management Agreement

         Excluding Management Company's right to receive payment of the Base Management Fee, this Agreement and all of the rights and benefits of Management Company hereunder are, and shall be subject and subordinate to any Qualified Loan(s) which now or hereafter encumber the Hotel. This subordination provision shall be self-operative and no other or further instrument of subordination shall be required. Management Company agrees, however, upon request of any Qualified Lender, duly to execute and deliver any subordination agreement requested by such Qualified Lender to evidence and confirm the subordination effected under this Section 3.02.

3.03     Non-Disturbance Agreement

         Notwithstanding Section 3.02, Owner agrees that, prior to obtaining any Qualified Loan, it will use commercially reasonable good faith efforts to obtain from each prospective holder or holders thereof a Non-Disturbance Agreement pursuant to which Management Company's rights under this Agreement will not be disturbed as a result of a loan default stemming from non-monetary factors which
(i) relate to Owner and do not relate solely to the Hotel, and (ii) are not Defaults by Management Company under Article XVI of this Agreement. If Owner desires to obtain a Qualified Loan, Management Company, on written request from Owner, shall promptly identify those provisions in the proposed loan documents which fall within the categories described in clauses (i) and (ii) above, and Management Company shall otherwise assist in expediting the preparation of an agreement between the prospective holder and Management Company which will implement the provisions of this Section 3.03.

                                   ARTICLE IV
                                   PRE-OPENING

4.01     Pre-Opening Expenses

         Owner shall provide all funds to pay any amounts or, as applicable, reimburse any deficiencies arising in connection with the following pre-opening expenses in accordance with a pre-opening budget prepared by Management Company and approved by Owner prior to the opening of the Hotel:

         (i) payment of any application and/or other fees and expenses due in connection with obtaining the Franchise;

         (ii) payment of all expenses (including, without limitation, any and all legal expenses) related to or arising in connection with obtaining the permits and/or licenses necessary for the operation of the Hotel or any facilities located therein, including, without limitation, any liquor licenses;

         (iii) payment of expenses for operating equipment and operating supplies which may be required as of the Hotel's opening date; and

         (iv) any other expenses incurred by Owner or Management Company, as the case may be, in connection with the opening of the Hotel.

         Owner shall advance to Management Company all funds required by Management Company for such pre-opening expenses (not to exceed amounts specified in a pre-opening budget approved by Owner) and on the dates as may be specified by Management Company in a "Request for Funds" to be submitted by Management Company to Owner. Such amounts shall be provided by Owner within fifteen (15) days of Owner's receipt of Management Company's Request for Funds. If following the

Management Commencement Date, funds for pre-opening expenses are owing to Management Company, Management Company shall have the option to deduct such amounts from Owner's share of Operating Profit. It is understood that, to the extent any delay or postponement of the Management Commencement Date causes increased pre-opening expenses that cannot reasonably be avoided, Owner shall be responsible for and promptly pay such increased pre-opening expenses. No item which is or should have been included as a pre-opening expense shall be charged as a Deduction.

4.02     Pre-Opening Fee  [To be inserted for new development projects only]

         In addition to payment of the pre-opening expenses described in Section
4.01 above, Owner shall pay to Management Company a pre-opening fee for services rendered pursuant to Section 4.01 in the amount of ________________ Dollars ($__________), which shall be paid to Management Company in ____ (__) equal monthly installments on the first day of each month commencing in the _____ (__) month prior to the targeted Management Commencement Date of ____________, 200_. In the event the targeted Management Commencement Date is delayed or postponed and such delay is not caused directly by the actions or inactions of Management Company, the pre-opening fee to be paid by Owner to Management Company shall be increased on a pro-rata per-diem basis of ______ Dollars ($_______) per day from the targeted Management Commencement Date to the actual Management Commencement Date.

                                    ARTICLE V
                                      TERM

5.01     Term

         This Agreement shall commence on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue for a period ending one hundred and twenty (120) Accounting Periods after the Management Commencement Date (the "Term").

5.02     Actions to be Taken upon Termination

         Upon a Termination of this Agreement, the following shall be applicable:

         A. Management Company shall, within sixty (60) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 9.01, along with a statement of any sums due from Owner to Management Company pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Management Company and Owner acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such Termination.

         B. As of the date of the final accounting referred to in subsection A above, Management Company shall release and transfer to Owner any of Owner's funds which are held or controlled by Management Company with respect to the Hotel, with the exception of funds to be held in escrow pursuant to Section
12.04 B and Section 14.02. During the period between the date of Termination and the date of such final accounting, Management Company shall pay (or reserve against) all Deductions which accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination.

         C. Management Company shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Management Company's reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year. Such books and records shall not include: (i) employee records which must remain confidential either under applicable laws or regulations of any governmental authority or agency having jurisdiction over such matters or under reasonable corporate policies of Management Company; or
(ii) any Intellectual Property.

         D. Management Company shall (to the extent permitted by law) assign to Owner, or to any other manager employed by Owner to operate and manage the Hotel, all operating licenses, including any liquor licenses, for the Hotel which have been issued in Management Company's name and in the event that such licenses are not assignable, Management Company shall cooperate with Owner and any new manager of the Hotel in connection with the issuance of new licenses; provided that if Management Company has expended any of its own funds in the acquisition of any of such licenses, Owner shall reimburse Management Company therefor if it has not done so already.

         E. Owner agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Management Company in the ordinary and normal course of business, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement.

         F. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections
12.04 B, 14.02, 17.01, 17.02, and 17.03.

         G. Management Company shall cooperate with the new operator of the Hotel as to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Owner.
                                      -16-

         The provisions of this Section 5.02 shall survive any Termination.

                                   ARTICLE VI
                       COMPENSATION OF MANAGEMENT COMPANY

6.01     Management Fees

         A. Base Management Fees. In consideration of the services to be performed during the Term of this Agreement by Management Company, Management Company shall be paid a periodic base management fee ("Base Management Fee") in the amount of three percent (3%) of Gross Revenues for each Accounting Period. [In the event that there are 350 or more guest rooms in the Hotel, the Base Management Fee shall be 2.5% of Gross Revenues.] Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to Owner as provided in Section 6.02 A below.

         B. Incentive Management Fees. In addition to the Base Management Fee and in consideration of the services to be performed during the Term of this Agreement, Management Company shall be paid for each Fiscal Year (or partial Fiscal Year), subject to Section 6.02 B, an incentive fee ("Incentive Fee") equal to fifteen percent (15%) of the amount by which Operating Profit for such Fiscal Year (or partial Fiscal Year) minus the amount of any ground lease rentals or other rental payments pursuant to any ground lease in connection with the Hotel paid by Owner from its own funds (and not from Gross Revenues or the Reserve) during the same time period exceeds Owner's Priority (prorated for any partial Fiscal Year). Notwithstanding the foregoing to the contrary, Management Company shall not be entitled to receive any Incentive Fee in any Fiscal Year with respect to which the distributions to Owner have not equaled or exceeded Owner's Priority.

         C. Total Fees Cap. Notwithstanding anything in this Agreement to the contrary, the total amount of Base Management Fees plus Incentive Fees actually paid to Management Company during any Fiscal Year shall not exceed four and one-half percent (4.5%) of Gross Revenues (for purposes of this subsection C, referred to as the "Fee Cap") for such Fiscal Year (prorated for any partial Fiscal Year). The Fee Cap is not intended to limit or otherwise cap any other fees or amounts (other than the Base Management Fees and Incentive Fees as described in this subsection C) that may be paid to Management Company under this Agreement unless such fees or amounts are specifically limited by the terms of this Agreement.

6.02     Accounting and Interim Payment

         A. Subject to Section 6.01 C above, within twenty (20) days after the close of each Accounting Period, Management Company shall submit an accounting to Owner showing Gross Revenues, Deductions, Operating Profit, and distributions thereof for such Accounting Period. Management Company shall transfer to Owner with each accounting any Operating Profit or other sums then available for distribution to Owner and shall retain any periodic Base and Incentive Management Fees due Management Company. Such interim accountings shall be in the form of statements reasonably approved by Owner.

         B. The calculation and payment of the management fees and the distribution of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the close of each Fiscal Year, Management Company shall submit an accounting, as more fully described in Section 9.01 for such Fiscal Year to Owner, which accounting shall be controlling over the interim accountings. Any adjustments required for such Fiscal Year by such final accounting shall be made by the parties within forty-five (45) days after receipt by Owner of such final accounting.

6.03     Reimbursements to Management Company

         In addition to all other amounts for which Management Company is entitled to reimbursement from Owner pursuant to this Agreement, Owner agrees to reimburse Management Company for all travel and out-of-pocket expenses (such as fax, postage, telephone and express mail) of the corporate staff (defined for purposes of this Section 6.03 as those employees who are not ordinarily located at the Hotel) of Management Company and Management Company's Affiliates, which are directly related to the services of such staff on behalf of the Hotel; provided, however, the reimbursements for such expenses shall be billed, as Deductions, to the Hotel at cost (without duplication of those expenses included in Group Services) and such amounts are included in the Annual Operating Projection or otherwise approved by Owner.

6.04     Performance Termination

Owner shall have the option to terminate this Agreement if the Hotel: (i) fails to achieve Operating Profit equal to ninety (90%) of the Operating Profit estimated in the approved Annual Operating Projection (the "Profit Minimum") in each of two (2) consecutive Fiscal Years (excluding the initial two full Fiscal Years after the Management Commencement Date), and (ii) fails to maintain one hundred percent (100%) of the fair market share of revenue per available room for the Hotel's competitive set as set forth on Exhibit C attached hereto during each of such two (2) consecutive Fiscal Years as reported by Smith Travel Research (or similar reporting service in the event that Smith Travel Research reports are no longer available), and (iii) the fact that Management Company is failing to meet the tests set forth in (i) and (ii) above is not the result of Force Majeure; provided that Management Company and Owner shall mutually agree upon appropriate adjustments to the Hotel's competitive set as set forth on Exhibit C that may be necessary as a result of such Force Majeure for purposes of determining whether Management Company has failed the test set forth in (ii) above. Notwithstanding the foregoing, Management Company shall have the right to cure any such failure to achieve Operating Profit equal to the Profit Minimum during any Fiscal Year by paying to Owner the difference between Operating Profit for such Fiscal Year and the Profit Minimum within sixty (60) days after the end of such Fiscal Year.

                                   ARTICLE VII
                    WORKING CAPITAL AND FIXED ASSET SUPPLIES

7.01     Working Capital and Inventories

         A. At the Management Commencement Date, Owner shall provide to Management Company the funds necessary to supply the Hotel with Working Capital and Inventories in a minimum amount of One Thousand Dollars ($1,000.00) per guest room and shall at all times thereafter maintain in the Hotel's operating accounts a minimum balance in the amount of $_____________ (or, if necessary, such greater amount to assure the uninterrupted and efficient operation of the Hotel, including, without limitation, sufficient funds to pay budgeted current liabilities as they fall due and to replace Inventories as they are consumed, as set forth in the approved Annual Operating Projection) in accordance with the provisions of subsection B below. Working Capital so advanced shall remain the property of Owner throughout the Term of this Agreement, and Management Company shall make no claim thereto.

         B. To the extent that the Working Capital becomes reduced to an amount less than $________________, additional funds in a sum equal to the difference between $_________________ and the then Working Capital shall be provided by Owner within five (5) days after Management Company has given written notice to Owner of such reduction of Working Capital.

7.02     Fixed Asset Supplies

         Owner shall provide such funds as Management Company may reasonably determine to be necessary to supply the Hotel with Fixed Asset Supplies. Fixed Asset Supplies shall at all times be owned by, and be the sole property of, Owner, and Management Company shall make no claim thereto.

                                  ARTICLE VIII
                      MAINTENANCE, REPLACEMENT AND CHANGES

8.01     Routine Repairs and Maintenance

         From and after the Management Commencement Date, Management Company shall maintain the Hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the Franchisor's standards for the operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as Management Company, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as a Deduction in determining Operating Profit. The cost of non-routine repairs and maintenance, either to the Hotel building or its fixtures, furniture, furnishings and equipment ("FF&E"), shall be paid for in the manner described in Sections 8.02 and 8.03.

8.02     Repairs and Equipment Reserve

         A. Management Company shall establish, in respect of each Fiscal Year from and after the Management Commencement Date, a reserve escrow account in the name of Owner ("Reserve") in a bank approved by Owner. All disbursements and withdrawals from the Reserve shall be made by representatives of Management Company whose signatures have been authorized. The Reserve shall be in an amount equal to the greater of: (i) ___% of Gross Revenues or (ii) the amount required under the Franchise Agreement for the Hotel or by any Qualified Lender, in a bank, savings and loan association or other financial institution designated by Owner to cover the cost of:

            1. Replacements and renewals to the Hotel's FF&E; and

            2. Certain non-routine repairs and maintenance to the Hotel building which are normally capitalized under GAAP, such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals or replacements to the Hotel building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, the cost of which are Owner's sole responsibility under Section 8.03.

         B. All amounts from time to time in the Reserve, and all interest thereon, shall at all times be owned by, and be the exclusive property of, Owner, and Management Company shall make no claim thereto. Proceeds from the sale of FF&E no longer necessary for the operation of the Hotel shall be deposited in the Reserve, as shall any interest which accrues on amounts placed in the Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the Reserve, shall either (x) result in any reduction in the required contributions to the Reserve set forth in 8.02 A above, or (y) be included in Gross Revenues. Management Company shall provide to Owner each month a copy of the bank statement relating to the Reserve and a reconciliation of such Reserve account.

         C. Management Company shall prepare an estimate ("FF&E Estimate") of the expenditures necessary for (i) replacement and renewal of the Hotel FF&E and
(ii) building repairs of the nature contemplated by Section 8.02 A 2 during the ensuing Fiscal Year, and shall submit such Estimate to Owner for Owner's review and approval at the same time it submits the Annual Operating Projection described in Section 9.03.

         D. Management Company shall from time to time make such substitutions and replacements of or renewals to FF&E and repairs to the Hotel of the nature described in Section 8.02 A 2, as are provided for in the FF&E Estimate approved for such Fiscal Year by Owner pursuant to Section 8.02 C, provided that Management Company shall not expend more than the balance in the Reserve without the prior approval of Owner. Management Company will endeavor to follow the applicable FF&E Estimate, but shall be entitled to depart therefrom (but not exceeding the Reserve balance), in its reasonable discretion, provided that (a) such departures from the FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate; and (b) such departures from the FF&E Estimate result from circumstances which require prompt repair and/or replacement; and
(c) Management Company has submitted to Owner a revised FF&E Estimate setting forth and explaining such departures. At the end of each Fiscal Year, any amounts then remaining in the Reserve shall be carried forward to the next Fiscal Year.

         E. If any FF&E Estimate which is prepared for a given Fiscal Year would require funding in excess of the percentage of Gross Revenues which is required under Section 8.02 A, Owner may elect one of the following: (i) agree to increase the percentage of Gross Revenues up to the level set forth in such FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Deductions; (ii) make a lump-sum contribution to the Reserve in the necessary amount and agree not to have such contribution reimbursed from Gross Revenues (in which case the amount of such contribution shall be added to Additional Invested Capital) or (iii) make a lump-sum contribution to the Reserve in the necessary amount, in which case such contribution plus interest (at Prime Rate plus one percentage point per annum), shall be reimbursed to Owner from Gross Revenues in equal installments over a period of time mutually agreed upon by Owner and Management Company, and such installment repayments shall be Deductions. If Owner elects not to agree to any of such options for excess funding of the Reserve, Management Company shall be entitled, at its option, to terminate this Agreement upon ninety (90) days' written notice to Owner; however, such failure by Owner shall not be deemed a Default by Owner unless such failure to provide excess funding will cause a default by Owner under Section 16.01.F of this Agreement.

8.03     Building Alterations, Improvements, Renewals and Replacements

         A. Management Company shall prepare an annual estimate ("Building Estimate") of the expenses necessary for major repairs, alterations, improvements, renewals and replacements (which repairs, alterations, improvements and renewals are not routine maintenance, repairs and alterations referred to in Section 8.02) to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Hotel building, including any such Owner-Funded Capital Expenditures required under the Franchise Agreement ("Owner-Funded Capital Expenditures") and shall submit such Building Estimate to Owner for its approval at the same time the Annual Operating Projection described in Section 9.03 is submitted. Management Company shall not make any Owner-Funded Capital Expenditures without the prior written consent of Owner except to the extent such expenditures are:
(i) required by any law (including, without limitation, any law, ordinance, code or regulation of any governmental authority or agency having jurisdiction over the business or operation of the Hotel), or (ii) otherwise required to avoid the risk of harm or further damage to persons or property.

         B. The cost of all Owner-Funded Capital Expenditures shall be borne solely by Owner and shall not be paid from Gross Revenues or from the Reserve. The failure of Owner to provide funding for any Owner-Funded Capital Expenditure described in clause

(i) or (ii) of Section 8.03 A shall be a Default by Owner and Management Company shall be entitled to terminate this Agreement (along with other remedies it may have under this Agreement).

8.04     Liens

         Management Company and Owner shall use their best efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost incurred pursuant to Section
8.03. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

8.05     Ownership of Replacements

         All changes, repairs, alterations, improvements, renewals, or replacements to the Hotel made pursuant to this Article VIII shall be the property of Owner.

                                   ARTICLE IX
                          BOOKKEEPING AND BANK ACCOUNTS

9.01     Books and Records

         Books of control and account shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts and GAAP with the exceptions provided in this Agreement. Owner may, at reasonable intervals during Management Company's normal business hours, examine such records. Within sixty (60) days following the close of each Fiscal Year, Management Company shall furnish Owner a statement (the "Annual Operating Statement") in reasonable detail summarizing the Hotel operations for such Fiscal Year and a certificate of Management Company's chief accounting officer certifying that such year-end statement is true and correct to the best of his or her knowledge and belief. If Owner raises no objections within thirty (30) days after receipt of the Annual Operating Statement, the Annual Operating Statement shall be deemed to have been accepted by Owner. If Owner does raise any such objection, Owner shall arrange for an independent audit to be commenced within sixty (60) days after the date of such objection, and shall diligently cause such audit to be completed within a reasonable period of time and the Management Company shall, at no expense to Management Company, cooperate with such audit. Owner shall pay all costs of such audit at its sole expense (and not as a Deduction); however, if such audit establishes that Management Company has understated Operating Profit for that Fiscal Year by five percent (5%) or more, the reasonable costs and expenses of such audit shall be paid directly by Management Company from its own funds and shall not be treated as Deductions.

9.02     Hotel Accounts: Expenditures

         A. All funds derived from the operation of the Hotel shall belong to and be the property of Owner and shall be deposited by Management Company in bank accounts established by Management Company for Owner in one or more banks approved by Owner. All disbursements and withdrawals from said accounts as required or permitted under this Agreement (i.e., the payment of all Deductions and the distribution of Operating Profit) shall be made by bonded representatives of Management Company whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to Owner, shall be maintained at the Hotel.

         B. All payments to be made by Management Company hereunder shall be made from authorized bank accounts, from petty cash funds or from Working Capital provided by Owner pursuant to Section 7.01. Debts and liabilities incurred by Management Company as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. Management Company shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Management Company shall not be obligated to incur any liability or obligation for Owner's account without assurances that necessary funds for the discharge thereof will be provided by Owner.

         C. All bank accounts shall be owned by Owner and shall be solely controlled and operated by Management Company as the agent of Owner; the agency status of Management Company shall be designated on the checks and drafts drawn on such banks accounts.

9.03     Annual Operating Projection

         A. On or before the first day of December of each Fiscal Year, a preliminary draft of the budget ("Annual Operating Projection"), setting forth Management Company's reasonable estimate of Gross Revenues, Deductions, Operating Profit and such other information as Owner or a Qualified Lender may reasonably request for the Hotel for the forthcoming Fiscal Year, shall be prepared by Management Company and submitted to Owner for its review and approval (which shall not be unreasonably withheld or delayed). In the event that Management Company is seeking reimbursement from Owner pursuant to
Section 14.01.B(i) for the salaries, wages and/or benefits of any officers or directors of Management Company or Management Company's Affiliates who shall be regularly or temporarily employed or assigned on a full-time basis at the Hotel, this shall be shown as a separate line item under the Deductions category of the Annual Operating Projection. On or before the fifteenth (15th) day of December of each Fiscal Year, Management Company and Owner shall have a meeting to discuss the Annual Operating Projection; provided that Management Company shall submit the Annual Operating Projection to Owner at least fourteen
(14) days in advance of such meeting (or such meeting shall be rescheduled to a date that is at least fourteen (14) days after the submission of the Annual Operating Projection to Owner). If Owner does not approve the preliminary Annual Operating Projection in full, within thirty (30) days of its receipt, Owner shall notify Management

Company of each category of expenses (a "Category") of which Owner does not approve. The preliminary Annual Operating Projection thereafter shall be revised as Owner and Management Company may agree, and shall, upon Owner's approval, constitute the approved Annual Operating Projection for the forthcoming Fiscal Year. In the event that Owner does not notify Management Company in writing within said 30-day period that it does not approve of specified Categories, the preliminary Annual Operating Projection shall constitute the approved Annual Operating Projection for the forthcoming Fiscal Year. The approval of Owner shall not be required with respect to any Category if, and to the extent that, the preliminary Annual Operating Projection with respect to such Category for a given Fiscal Year is, in all material respects (taking into account any extraordinary non-recurring items), the same as the Annual Operating Projection for the preceding Fiscal Year as adjusted by the Consumer Price Index.

         B. The Annual Operating Projection is an estimate only and Management Company shall, from time to time during each Fiscal Year as it deems appropriate, suggest revisions thereto for Owner's review and approval. Management Company will at all times give good faith consideration to Owner's suggestions regarding any Annual Operating Projection. Management Company shall not, except as provided in Sections 8.03 A above and 9.03 C and 9.03 D below, depart from any approved Annual Operating Projection, or make any expenditures or incur any expenses not provided for therein, without Owner's prior approval.

         C. If Owner and Management Company fail to mutually agree on any given Category or Categories in the preliminary Annual Operating Projection within forty-five (45) days after the submission to Owner of the preliminary draft described in the first sentence of 9.03 A, Management Company shall continue to manage and operate the Hotel as follows until such agreement is reached: (i) with respect to each Category in such preliminary Annual Operating Projection which has been approved or deemed approved by Owner, Management Company may make expenditures and incur obligations under such Category as so approved; and (ii) with respect to any Category which has not been approved by Owner, Management Company may continue to make expenditures and incur obligations under such Category in accordance with the amounts provided for such Category in the Annual Operating Projection approved for the prior Fiscal Year, as adjusted by the Consumer Price Index, with such additional adjustments therein as shall be necessary to take into account (x) any differences in occupancy which may be experienced in the current Fiscal Year as compared to the prior Fiscal Year with respect to those costs that are occupancy sensitive, and (y) any increased costs beyond the control of Management Company for the same or comparable services or products.

         D. Owner and Management Company acknowledge that the Annual Operating Projection approved by Owner is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, materials, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable for certain Categories. If in the judgment of the Management Company the expenditures reasonably expected to be made in any of the following Categories during the then current Fiscal Year exceed by five percent (5%) or more the amount budgeted for such Category in the then current Annual Operating Projection, Management Company shall notify Owner promptly in writing: Rooms; Food, Beverage and Banquet; Telephone, Gift Shop, and other; Administrative and General; Advertising and Sales; Repairs and Maintenance; Salaries and Wages. Management Company shall, as soon as practicable thereafter, consult with, and advise, Owner concerning expenditures for such Category or Categories. The Category under which any expenditure or obligation falls shall be determined in accordance with the Uniform System of Accounts.

9.04     Operating Deficits

         If Management Company should anticipate any Operating Loss for any Accounting Period, Management Company shall immediately so advise Owner in writing, setting forth the estimated amount of such deficiency and an explanation or justification therefor.

                                    ARTICLE X
                               FRANCHISE AGREEMENT

         During the Term of this Agreement, the Hotel shall be managed and operated in strict compliance with the terms and conditions of the Franchise Agreement (including but not limited to all terms and conditions regarding confidentiality and operation of the Hotel), and Management Company, to the extent sufficient Working Capital exists, shall at all times comply with such Agreement and advise and assist Owner in the performance and discharge of its covenants and obligations thereunder. Owner shall comply with any capital expenditure, product improvement plan, operating standard changes or other requirements imposed from time to time by the Franchisor under the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. In the event of any conflicts between any provisions of this Agreement and the Franchise Agreement, the provisions of the Franchise Agreement shall control. Owner acknowledges that Franchisor shall have the right to communicate directly with Management Company regarding day-to-day operation of the Hotel. Owner shall not enter into any amendment, restatement or renewal of the Franchise Agreement which would in any event have an adverse impact on the amount of fees to be paid to Management Company under this Agreement without Management Company's prior written approval, which approval may be withheld in Management Company's sole discretion. [insert additional provisions that applicable Franchise Agreement may require to be included]

                                   ARTICLE XI
                           POSSESSION AND USE OF HOTEL

11.01     Use

         A. [Intentionally Deleted]

         B. Management Company shall manage and operate the Hotel in accordance with this Agreement and the Franchise Agreement and shall in addition comply with and abide by all applicable laws, ordinances, and regulations.

         C. Provided that Owner shall first have employed a replacement manager for the Hotel satisfactory to and approved by the "Franchisor" under the Franchise Agreement, Management Company shall have the option to terminate this Agreement at any time upon sixty (60) days' written notice to Owner in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material license or permit required for Management Company's performance hereunder, if such withdrawal or revocation is due to circumstances beyond Management Company's control or not otherwise caused by the gross negligence or willful misconduct of Management Company, such termination to be effective as of the date such replacement manager has commenced management of the Hotel pursuant to its agreement with Owner.

11.02    Owner's Right to Inspect

         Owner or its agent shall have access to the Hotel at any and all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Hotel, inspection, making repairs, or showing the Hotel to prospective purchasers, tenants or mortgagees. Owner shall provide at least 24 hours' notice to Management Company prior to exercising its rights under this Section 11.02, except in the event of an emergency.

11.03    Group Services

         A. Subject to Section 11.03 B, Owner shall reimburse Management Company for certain other services ("Group Services") as may from time to time be provided to the Hotel by Management Company or Management Company's Affiliates more efficiently on a group rather than on an individual basis and approved by Owner. The Group Services may include, without limitation, the following: (a) marketing, advertising and promotion; (b) payroll processing, accounting and MIS support services; (c) recruiting, training, career development and relocation in accordance with Management Company's or its Affiliates' relocation plan; (d) employee benefits administration; (e) engineering and risk management; (f) information technology; (g) legal support (such as license and permit coordination and standardized contracts); (h) purchasing arising out of ordinary hotel operations; and (i) such other additional services as are or may be, from time to time, furnished for the benefit of Management Company's hotels or in substitution for services now performed at Management Company's individual hotels which may be more efficiently performed on a group basis.

         B. Group Services shall consist of the actual cost of the services without mark-up or profit to Management Company or any Affiliates, but shall include: (a) salary and employee benefit costs, (b) cost of equipment used in performing Group Services, and (c) overhead costs, reasonably allocated thereto of any office providing Group Services. Costs and expenses incurred in providing Group Services shall be allocated equitably across hotel properties that Management Company manages that are provided Group

Services, to the extent necessary and appropriate, and in the manner described in the Annual Operating Projection approved by Owner. Notwithstanding anything herein to the contrary, the costs and expenses for Group Services shall not exceed the amounts for such services set forth in the Annual Operating Projection approved by Owner. Costs of Group Services (approved by Owner pursuant to this subsection B) shall be Deductions. In addition, if equipment is installed and maintained at the Hotel in connection with the rendition of any approved Group Services, all costs thereof will be charged to the operation of the Hotel, as determined by Management Company in good faith and consistent with GAAP and the Uniform System of Accounts. Unless a Group Service is approved in the Annual Operating Projection, such service(s) shall be performed at the Hotel and the cost thereof shall be a Deduction as set forth in the approved Annual Operating Projection.

         C. In no event shall Management Company's Affiliates be deemed a party to this Agreement or responsible in any way for Management Company's obligations pursuant to this Agreement by virtue of providing any services described in this Agreement (including, without limitation, Group Services) to Management Company and Owner reimbursing Management Company for the expenses incurred in connection therewith. Management Company shall make (or cause to be made) available to Owner the books of any such Affiliate providing any such services to the extent necessary to complete an audit arranged by Owner pursuant to Section 9.01 of this Agreement.

11.04    Rebates

Any rebates, refunds or similar payments (for purposes of this Section 11.04, collectively referred to as "rebates") made to Management Company or any of its Affiliates from vendors or others providing services or goods to the Hotel shall be returned to the Hotel bank account or Reserve, as the case may be, from which payment for such services or goods was made and shall constitute Gross Revenues. Any such rebates made to Management Company or any of its Affiliates from vendors or others for goods and services provided to a group of hotels operated by Management Company or its Affiliates, including the Hotel, shall be equitably allocated among such hotels and the Hotel's equitable share thereof shall be returned to the Hotel bank account or Reserve, as the case may be, from which payment for such services or goods was made and shall constitute Gross Revenues.

                                   ARTICLE XII
                                    INSURANCE

12.01    Property and Operational Insurance

         A. Management Company shall, commencing with the Management Commencement Date and continuing throughout the Term of this Agreement, procure and maintain, as a Deduction, with insurance companies (i) reasonably acceptable to Owner, (ii) required by a Qualified Lender, and (iii) licensed to underwrite the type of insurance being issued in the jurisdiction in which such insurance policy shall be delivered, a minimum of the following insurance to the extent reasonably commercially available.

Subject to Owner's and any Qualified Lender's prior approval (in their sole discretion), Management Company may procure and maintain such insurance as required in this Section 12.01 by legally qualifying itself as a self insurer:

            1. Insurance on the Hotel (including contents) against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements, with deductible limits approved by Owner, in an amount not less than one hundred percent (100%) of the replacement cost thereof;

            2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

            3. Insurance on the Hotel (including contents) against loss or damage by earth movement, with deductible limits approved by Owner, in an amount to be reasonably determined by Owner consistent with local market conditions;

            4. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.01 A1, A2, and A3, of a type and in amounts and with such deductible limits as are approved by Owner;

            5. Workers' compensation and employer's liability insurance as may be required under applicable laws and employment-related practices insurance covering all of Management Company's employees at the Hotel in each case, with such deductible limits as are approved by Owner;

            6. Fidelity bonds, in amounts and with deductible limits approved by Owner, covering Management Company's employees in job classifications which Owner reasonably requests be bonded, and comprehensive crime insurance to the extent that Management Company and Owner mutually agree it is necessary for the Hotel;

            7. Comprehensive General Public Liability insurance (including protective liability coverage on operations of independent contractors engaged in construction, operation or management, blanket contractual liability insurance, liquor law legal liability insurance, products liability insurance, and garage keeper's liability insurance), on an "occurrence" basis for the benefit of Owner and Management Company against claims for "personal injury" liability, including, without limitation, bodily injury, death, or property damage liability, with a limit of not less than Twenty Five Million Dollars ($25,000,000) in the event of "personal injury" to any number of persons or damage to property arising out of any one occurrence; such insurance, which may be furnished under a "primary policy" (which shall include an aggregate per location endorsement) and an "umbrella" policy or policies, shall also include:
(i) coverage against liability for bodily injuries or property damage arising out of the use by or on behalf of Owner or Management Company of any owned, non-owned, or hired automotive equipment for a limit not less than that specified above, and (ii) if applicable, garage keeper's legal liability insurance in the amount sufficient to prevent Owner from becoming a co-insurer;

            8. Crime insurance and errors and omissions insurance insuring Owner against intentional or negligent acts or omissions of Management Company or its employees, such insurance to be in such amounts, with such carriers, and under such policies, as may from time to time be requested and approved by Owner; and

            9. Such other insurance in amounts as Management Company and Owner, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article XII shall be subject to the reasonable requirements of a Qualified Lender.

12.02    General Insurance Provisions

         A. All policies of insurance required under Section 12.01, Paragraphs 1-4 shall be carried in the name of Management Company, Owner and the Qualified Lender; and losses thereunder shall be payable to the parties as their respective interests may appear. All insurance described in Section 12.01, Paragraphs 6-8 shall name Owner as an additional insured.

         B. Owner and Management Company shall release each other, and their respective authorized representatives, agents and employees, from any claims for damage or loss to any person or to the Hotel that may be caused by or result from risks insured under any insurance policies carried by said parties and in force at the time any such damage or loss occurs, to the extent that such release does not impair any insurance coverage then in effect. To the extent waivers of subrogation are acceptable to the insurance carrier each policy of insurance shall provide that the carrier shall have no right of subrogation against either party hereto, their authorized representatives, agents or employees by separate endorsement. If extra premium is charged for such waiver of subrogation, the party for whom such waiver is obtained shall pay the other party such extra premium within ten (10) business days after request therefore together with a copy of the invoice evidencing the same.

12.03    Coverage

         All insurance described in Section 12.01 may be obtained by Management Company by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies are satisfactory to and approved by Owner. Management Company may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar hotels it owns, leases or manages.

12.04    Cost and Expense

         A. Insurance premiums and any costs or expenses with respect to the insurance described in Section 12.01 shall be treated as Deductions in determining Operating Profit.

         B. Upon Termination of this Agreement, an escrow fund in an amount reasonably acceptable to Management Company shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to cover the amount of any costs which will eventually have to be paid by either Owner or Management Company with respect to insurance premiums, if any, not fully billed and paid for prior to Termination and pending or contingent claims, including those which arise after such Termination for causes arising during the Term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Owner.

12.05    Policies and Endorsements

         A. The party procuring insurance hereunder shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies not less than ten (10) days prior to the respective dates of expiration.

         B. All policies of insurance provided for under this Article XII shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled, non-renewed or to the extent reasonably commercially available, materially changed without at least thirty (30) days' prior written notice to Owner and Management Company.

         C. Owner may, at its option, procure and maintain the insurance specified in Section 12.01, Paragraphs 1 through 4, with insurance companies reasonably acceptable to Management Company, subject to the following: (i) all such policies of insurance shall be carried in the name of Owner, with Management Company as a named insured, (ii) any property losses thereunder shall be payable to the respective parties as their interests may appear, and (iii) premiums for such insurance coverage shall be treated as Deductions, provided that if the cost of such insurance procured by Owner exceeds the cost of Management Company's comparable coverage, all such excess costs shall be the sole responsibility of Owner and shall not be a Deduction. Should Owner exercise its option to procure the insurance described in this subsection C, Owner hereby waives its rights of recovery from Management Company and its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel and any resultant interruption of business.

12.06    Indemnification

         A. Owner shall indemnify, defend and hold Management Company, Barcelo Crestline Corporation and their respective directors, officers, shareholders, employees and agents (collectively, "Management Company Indemnified Parties"), harmless from and against all claims, causes of action, losses, attorneys' fees and other costs and expenses (including, but not limited to, liquidated damages, transfer fees, and termination costs), liabilities and damages (collectively referred to as "Claims") imposed upon or incurred by or asserted against Management Company Indemnified Parties under, or on account of, or with respect to this Agreement arising out of or resulting from: (i) Management Company's due performance of this Agreement, or (ii) the failure by Owner to provide necessary funds to the Reserve or make necessary Owner-Funded Capital Expenditures required under this Agreement or to comply with applicable legal requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel, except to the extent the condition giving rise to such required expenditures is the result of Management Company's gross negligence or willful misconduct. Without limiting the generality of the foregoing, Owner shall indemnify, defend and hold Management Company Indemnified Parties harmless from and against all Claims imposed upon or incurred by or asserted against Management Company Indemnified Parties under or with respect to the Franchise Agreement which arise as a result of: (a) any default by Owner under the terms of this Agreement or the Franchise Agreement (or related "Owner Agreement") unless such default is a result of gross negligence or willful misconduct on the part of Management Company; (b) the transfer by Owner of the Hotel or any interest of Owner in the Hotel, or (c) the failure by Owner to provide necessary funds to the Reserve or make necessary Owner-Funded Capital Expenditures required to comply with applicable legal requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel.

         B. Owner shall indemnify, defend and hold Management Company Indemnified Parties harmless from and against all Claims arising out of or resulting from all liabilities which accrued (or which stem from events which occurred) prior to the Management Commencement Date (referred to as "Prior Liabilities"). Any such Prior Liabilities shall be paid for by Owner (not from Gross Revenues nor from the Reserve) and shall not be treated as Deductions.

         C. Management Company shall indemnify, defend and hold Owner and its directors, officers, shareholders, employees and agents harmless from and against all Claims arising out of or resulting from any gross negligence or willful misconduct on the part of Management Company, its employees or agents.

         D. The provisions of this Section 12.06 shall survive Termination of this Agreement.

                                  ARTICLE XIII
                         REAL ESTATE AND PROPERTY TAXES

13.01    Impositions

         During the Term of the Agreement all real estate or ad valorem property taxes, assessments, inventory and personal property taxes and similar charges on or relating to the Hotel ("Impositions") following or allocable to the period following the Management Commencement Date shall be paid by Management Company, to the extent sufficient Working Capital exists, from Gross Revenues before any fines, penalties, or interest are added thereto or liens are placed upon the Hotel, unless payment is in good faith being contested and enforcement thereof is stayed. Management Company, either in its own name or, if legally required, in Owner's name, may contest by appropriate proceedings conducted in good faith and with due diligence the amount, validity or application in whole or in part of any such Imposition or any lien therefor, and Owner shall have the right to participate in any such proceedings. In addition, Owner shall have the right to contest, or cause Management Company to contest, the amount, validity or application in whole or in part of any such Imposition or any lien therefore. In the event Gross Revenues are likely to be insufficient to pay such Impositions when due, Management Company shall so advise Owner no later than thirty (30) days prior to the due date of such Impositions in order to provide Owner sufficient time in which to provide funds sufficient for the payment of such Impositions. Management Company shall also, no later than thirty (30) days prior to the date payment is due or three (3) days following the written request from Owner, furnish Owner with copies of official tax bills and assessments and evidence of payment or contest thereof. Any refund or rebate of any Impositions shall be credited to Operating Profit in the Fiscal Year in which such refund is received. All reasonable costs incurred in connection with any such negotiations or proceedings shall constitute Deductions for the year in which they are paid. Notwithstanding the foregoing, no such contest shall be conducted if it will in any way endanger title to the Hotel, the land on which the Hotel is located or Owner's interest in the Hotel, or create a cloud on title to any of the foregoing or constitute a default under any financing secured by the Hotel, or otherwise expose Owner to the risk of criminal liability. Owner shall within thirty (30) days of receipt of evidence of payment or contest furnish Management Company with copies of official tax bills and assessments and of payment or contest thereof. All Impositions shall constitute Deductions from Gross Revenues in determining Operating Profit provided, however, that any fines, penalties or interest added thereto to the extent resulting from Owner's acts or omissions shall be paid by Owner at its sole expense.

13.02    Owner's Responsibility

         "Impositions" shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the Reserve: (1) Any income, excess profits or revenue taxes of Owner or any person, firm or entity as a partner of Owner; (2) Special assessments imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (e.g., roads, sidewalks, sewers, etc.) which directly benefit the Hotel; (3) "Impact Fees" which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits; and (4) "Tax-increment financing" or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

                                   ARTICLE XIV
                                 HOTEL EMPLOYEES

14.01    Employees

         A. Management Company shall have the discretion and obligation to hire, promote, supervise, direct, train all employees at the Hotel, to fix their terms of compensation and, generally to establish and maintain policies relating to employment at the Hotel. All such employees shall at all times be the employees of Management Company and not of Owner, and Owner shall have no responsibility or control respecting such employees unless otherwise specified in this Agreement. No collective bargaining agreements will be signed without Owner's approval. Management Company shall inform Owner as to the name, background, and qualifications of the Hotel's General Manager and Director of Sales. If Management Company desires to change the General Manager or Director of Sales, Management Company shall endeavor to give Owner at least forty-five (45) days' prior notice, if feasible, of such change stating the reasons for such change and informing Owner of the name, background, and qualifications of any replacement General Manager or Director of Sales. Owner shall have the right to interview the proposed replacement General Manager or Director of Sales and shall be given the opportunity to meet with the appropriate senior executives of Management Company to discuss the advisability of effectuating any proposed hiring, dismissal or transfer and any possible alternatives thereto. Any replacement General Manager (only) shall be subject to Owner's prior approval, which approval shall not be unreasonably withheld or delayed. Management Company shall consider in good faith the opinions and requests of Owner with respect to such matters, and, if Management Company elects not to implement any such request, Management Company shall explain its decision to Owner in reasonable detail. Owner acknowledges and approves _________________ as General Manager as of the Management Commencement Date.

         B. Owner shall reimburse Management Company for: (i) salaries, wages and/or benefits of any officers, directors or employees of Management Company or Management Company's Affiliates who shall be regularly employed or temporarily assigned on a full-time basis at the Hotel and (ii) personnel of Management Company or Management Company's Affiliates not employed at the Hotel providing information systems support or legal, accounting or tax services to Management Company in connection with the operation of the Hotel (without duplication of reimbursements included in Group Services). All costs and expenses described under this Subsection B shall not exceed the amount for such services set forth in the approved Annual Operating Projection without the approval of Owner.

         C. Management Company and Owner agree to cooperate with each other to attempt to avoid any disqualification of qualified employee benefit plans of either of them to the extent such plans may be affected by the provisions of this Agreement or the services provided hereunder; provided, however, that neither Management Company nor Owner shall be required to change the terms of any such plan as part of such cooperation.

         D. All personnel employed at the Hotel shall be recruited and trained by Management Company in a manner consistent with Management Company's practices at other comparable hotels managed and operated by Management Company.

14.02    Termination

         At Termination, other than by reason of an Event of Default by Management Company hereunder, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to reimburse Management Company for all costs and expenses incurred by Management Company which arise out of either the transfer or the termination of employment of Management Company's employees at the Hotel, such as reasonable transfer costs, unemployment compensation, other employee liability costs (including without limitation costs incurred pursuant to the Worker Adjustment and Retraining Notification Act of 1990 (as amended, the "WARN Act")) and a reasonable allowance for severance pay for Executive Employees (as defined below) of the Hotel who do not continue to be employed with respect to the Hotel and who will not be transferred to another hotel owned or managed by Management Company. The amount of such allowance for severance shall not exceed an amount equal to Management Company's then current severance benefit for such terminated Executive Employees and that which is customary in the industry, unless Owner otherwise approves. As used herein, the term "Executive Employees" shall mean each member of the senior executive staff and each department head of the Hotel.

14.03    Employee Claims

         A. Management Company shall pay from its own funds, and not from Gross Revenues, for any Employee Claim and for the defense of any Employee Claim which: (i) is a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, or (ii) is not the isolated act of individual employees, but rather is a direct result of corporate policies or systematic action of Management Company which either encourage or fail to discourage such conduct. In addition, Management Company shall indemnify, defend and hold harmless Owner from and against any fines or judgments arising out of such conduct, and all litigation expenses (including reasonable attorneys' fees and expenses) incurred in connection therewith. Any dispute between Owner and Management Company as to whether or not certain conduct by Management Company is not in accordance with the aforesaid standards shall be resolved by arbitration.

                                   ARTICLE XV
                             DAMAGE AND CONDEMNATION

15.01    Damage and Repair

         A. If, during the Term hereof, the Hotel is damaged or destroyed by fire, casualty, or other cause, Owner shall, with all reasonable diligence, to the extent that proceeds from the insurance described in Section 12.01 are available (subject to the provisions of any Mortgage encumbering the Hotel) for such purpose, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously; provided that Owner shall have no obligation to repair or replace the damaged or destroyed portion of the Hotel if: (i) such damage, destruction or casualty occurs within two (2) years of the expiration of the Term, (ii) such damage, destruction or casualty is in excess of sixty percent (60%) of the "fair market value" of the Hotel as agreed by the parties, and (iii) Owner elects not to rebuild the Hotel. In the event that the conditions set forth in (i), (ii), and (iii) of the preceding sentence are satisfied, Owner may terminate this Agreement provided that all amounts due to Management Company hereunder in connection with such termination shall be paid by Owner. A termination under this Section 15.01 A shall not be a Default and no termination fees shall be paid to Management Company.

         B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner fails to timely (subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company's blanket insurance program, and subject to Force Majeure delays) commence and complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Management Company may, at its option, elect to terminate this Agreement upon ninety (90) days' written notice. Additionally, if the Franchise Agreement is terminated due to Owner's failure to repair and restore the Hotel, this Agreement shall terminate, effective upon the termination of the Franchise Agreement.

15.02    Condemnation

         A. If all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate as of the date Management Company ceases to have physical possession of the Hotel. Any award for such taking or condemnation is to be paid to Owner, provided that Management Company may advance and collect any claims to which it may be entitled as a result of such taking in accordance with the terms of Section 15.02 C.

         B. In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A or the entire Hotel is affected on a temporary basis but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial or temporary taking or condemnation shall be made available by Owner to the extent necessary to render the Hotel equivalent to its condition prior to such event, and the balance of such award, if any, shall be paid over to Owner.

         C. All condemnation awards or payments in lieu thereof for the value of the land and improvements so taken shall be the sole and exclusive property of Owner. Management Company may make a claim to the condemning authority for its loss of business arising from the events described in this Section 15.02, but only to the extent that such claim in no way prejudices, diminishes, reduces, or impairs Owner's rights under the preceding sentence.

                                   ARTICLE XVI
                                    DEFAULTS

16.01    Default

         Each of the following shall constitute a "Default," to the extent permitted by applicable law:

         A. The appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Management Company or Owner, as the case may be, if such appointment is not set aside or vacated within sixty (60) days.

         B. The commencement by Management Company or Owner, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights.

         C. The making of a general assignment by Management Company or Owner, as the case may be, for the benefit of its creditors.

         D. The entry against Management Company or Owner, as the case may be, of any "order for relief" or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Management Company or Owner, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

         E. The failure of Management Company or Owner, as the case may be, to make any payment to be made in accordance with the terms hereof within five (5) business days after written notice, when such payment is due and payable.

         F. Receipt by the Franchisee of any notice from the Franchisor claiming or alleging any material default under the Franchise Agreement, if such default is due to any act or omission of Owner or Management Company, as the case may be, and is not cured, to the satisfaction of the Franchisor within fifteen (15) days following the Franchisee's receipt of such notice (or, if such default cannot reasonably be cured within fifteen (15) days and Owner or Management Company, as the case may be, immediately proceeds with due diligence to cure such default, then within such additional period of time as is reasonably required for such cure, taking into account the termination provisions of the Franchise Agreement).

         G. The failure of Owner to provide to Management Company sufficient Working Capital to operate the Hotel as required by Article VII within three (3) days after written notice from Management Company of the need for such Working Capital.

         H. The failure of Management Company or Owner, as the case may be, to perform, keep or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after notice of said failure, or if such default cannot be reasonably cured within said 30-day time period, the failure of the defaulting party to commence the cure of such Default within said 30-day period or thereafter the failure to diligently pursue such efforts to completion.

16.02    Event of Default

         Upon the occurrence of any Default by either party (referred to as the "defaulting party") under Section 16.01 A, B, C or D, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, constitute an "Event of Default" under this Agreement. Upon the occurrence of any Default by a defaulting party under Section 16.01 E, F, G, or H, such Default shall constitute an "Event of Default" under this Agreement if the defaulting party fails to cure such Default within the respective cure or payment period (as specified in the applicable Paragraph) after written notice from the non-defaulting party specifying such Default and demanding such cure or payment; provided, however, that if a Default under Section 16.01 H is such that it cannot reasonably be cured within said 30-day period, an "Event of Default" shall then occur if the defaulting party fails to commence the cure of such Default within the specified 30-day period or thereafter fails to diligently pursue such efforts to completion.

16.03    Remedies upon Event of Default

         Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) in the event of a material breach by the defaulting party of its obligations under this Agreement, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is the employer of all or a substantial portion of the employees at the Hotel, the 30-day period shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and (ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages. Upon the occurrence of a Default by either party under Section 16.01 E, the amount owed to the non-defaulting party shall accrue interest, at the rate described in Section 22.03, from and after the date on which such payment was originally due to the non-defaulting party. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

                                  ARTICLE XVII
                    PROPRIETARY MARKS; INTELLECTUAL PROPERTY

17.01    Proprietary Marks

         During the Term of this Agreement, the name "Crestline" or "Barcelo Crestline," whether used alone or in connection with one or more other word(s), and all proprietary marks (being all present and future trademarks, trade names, symbols, logos, insignia, service marks, and the like) of Management Company or any one of its Affiliates, whether or not registered ("Proprietary Marks") shall in all events remain the exclusive property of Management Company and its Affiliates. Owner shall have no right to use any Proprietary Mark of Management Company or any one of its Affiliates, except during the Term of this Agreement to have signage installed using any Proprietary Mark of Management Company or any one of its Affiliates in conformance with the specifications provided by Management Company. Upon Termination, any use of a Proprietary Mark by Owner under this Agreement shall immediately cease. Upon Termination, Management Company shall have the option to purchase, at their then book value, any items of the Hotel's Inventories and Fixed Asset Supplies as may be marked with a Proprietary Mark of Management Company or any one of its Affiliates. In the event Management Company does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with Hotel until they are consumed. During the Term of this Agreement, the name "___________" whether used alone or in connection with one or more other words, and all proprietary marks of Owner shall in all events remain the exclusive property of Owner and its Affiliates. Management Company shall have no right to use any proprietary mark of Owner or its Affiliates, except during the Term of this Agreement to have signage installed using any proprietary mark of Owner or its Affiliates in conformance with the specifications provided by Owner. Upon Termination, any use of a proprietary mark of Owner or its Affiliates by Management Company under this Agreement shall immediately cease.

17.02    Computer Software and Equipment

         All "Software" (meaning all computer software and accompanying documentation, other than software which is commercially available, which are used by Management Company in connection with the property management system, any reservation system and all future electronic systems developed by Management Company for use in the Hotel) is and shall remain the exclusive property of Management Company or any one of its Affiliates (or the licensor of such Software, as the case may be), and Owner shall have no right to use, or to copy, any Software. Upon Termination, Management Company shall have the right to remove from the Hotel all Software, and any computer equipment which is utilized as part of a centralized property management system or is otherwise considered proprietary by Management Company; provided, however, that if any of such computer equipment is owned by Owner, Management Company shall reimburse Owner for previous expenditures made by Owner for the purchase of such equipment, subject to a reasonable allowance for depreciation.

17.03    Intellectual Property

         All "Intellectual Property" (meaning all Software and manuals, brochures and directives issued by Management Company to its employees at the Hotel regarding procedures and techniques to be used in operating the Hotel) shall at all times be proprietary to Management Company or its Affiliates, and shall be the exclusive property of

Management Company or its Affiliates. Upon Termination, all Intellectual Property shall be removed from the Hotel by Management Company, without compensation to Owner.

                                  ARTICLE XVIII
                              WAIVER AND INVALIDITY

18.01    Waiver

         The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

18.02    Partial Invalidity

         In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Management Company or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

                                   ARTICLE XIX
                                   ASSIGNMENT

19.01    Assignment by Management Company and Owner

         A. Management Company shall not assign this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of Owner; provided, however, that Management Company, shall have the right, without such consent, to assign its interest in this Agreement to any of its Affiliates, and any such Affiliate shall be deemed to be the Management Company for purposes of this Agreement. Management Company shall be relieved of all further obligations hereunder if such Affiliate has substantially similar financial resources and liquidity as Management Company and the expertise to perform the obligations of Management Company hereunder including, without limitation, access to the Group Services that are currently being provided by Management Company at the time of such assignment.

         B. Except as permitted pursuant to Section 20.01 B, Owner shall not assign this Agreement, without the prior written consent of Management Company; provided, however, that Owner may assign this Agreement upon notice to Management Company to any wholly-owned subsidiary of Owner but only if such subsidiary owns one hundred percent (100%) of the Hotel; and upon such assignment and assumption of this Agreement by the assignee, Owner shall be relieved of all further liability or obligation hereunder.

         C. Notwithstanding any provision contained in this Agreement, (i) the collateral assignment of this Agreement by Owner as security for any Mortgage securing a Qualified Loan or (ii) the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of either party (provided that (x) if such transfer is by Owner, the provisions of Article XX shall be complied with, and (y) if such transfer is by Management Company, such transfer is being done as part of a merger or consolidation or a sale of all or substantially all of the business which consists of Management Company's managed hotels), is permitted without the consent of the other party.

         D. If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

         E. An assignment (either voluntarily or by operation of law) by either party of its interest in this Agreement shall not relieve either party from its obligations under this Agreement which accrued prior to the date of such assignment; such assigning party shall be relieved of such obligations accruing after such date, if the assignment complies with this Article XIX and if Management Company or Owner, as the case may be, has received an assumption agreement executed by the assignee.

                                   ARTICLE XX
         TERMINATION OF AGREEMENT UPON SALE, DEMOLITION, OR FORECLOSURE

20.01    Sale of the Hotel

         A. Sale to Permitted Transferee. Owner may enter into a Sale of the Hotel to any individual or entity that: (i) has sufficient financial resources and liquidity to fulfill Owner's obligations under this Agreement, and (ii) is not in control of or controlled by persons who have been convicted of felonies involving moral turpitude in any state or federal court, and (iii) is not engaged in the business of operating or managing (as distinguished from owning) 2,000 or more guestrooms of a recognized branded hotel chain or chains in competition with Management Company. If Owner enters into an agreement for the Sale of the Hotel to a purchaser or tenant that violates the provisions of this
Section 20.01 A and Management Company has notified Owner of such non-compliance, Owner shall be deemed to be in Default hereunder unless the Sale Termination Fee is paid to Management Company as described in Section 20.01D.

         B. Written Notice of Sale and Assignment of Management Agreement. In the event that Owner enters into a definitive agreement with respect to the Sale of the Hotel and desires to have this Agreement assigned to the new owner, Owner shall give written notice thereof to Management Company, stating the name of the prospective purchaser or tenant. Such notice shall include appropriate information relating to such prospective purchaser or tenant demonstrating compliance with Section 20.01 A. Concurrently with the finalization of such Sale of the Hotel, and only upon full compliance with the conditions set forth in Sections 20.01 A, B, and C, the purchaser or tenant shall by appropriate instrument reasonably satisfactory to Management Company, assume all of Owner's obligations hereunder. An executed copy of such assumption agreement shall be delivered to Management Company at the closing or consummation of such Sale of the

Hotel. The assignment and assumption of this Agreement by a new owner of the Hotel upon the Sale of the Hotel in full compliance with Sections 20.01 A, B, and C shall be deemed to be an assignment by Owner approved by Management Company pursuant to Section 19.01 B of this Agreement. This Agreement shall not be assigned to and assumed by any new owner of the Hotel upon the finalization of a Sale of the Hotel if the conditions set forth in Sections 20.01 A, B, and C are not fully satisfied.

         C. Maintenance of Accounts. No Sale of the Hotel shall reduce or otherwise affect: (a) the current level of Working Capital; (b) the current amount deposited in the Reserve; or (c) any of the operating accounts maintained by Management Company pursuant to this Agreement. If, in connection with any such Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the new Owner to replenish those deposits (in identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Management Company to ensure that such replenishment in fact occurs. The obligations described in this Section
20.01 C shall survive the Sale of the Hotel and Termination of this Agreement.

         D. Termination Upon Sale of the Hotel. Notwithstanding any provision in this Agreement to the contrary (including, without limitation, Sections 20.01 A, B, and C above), Owner shall have the right to terminate this Agreement upon any Sale of the Hotel provided that Owner: (i) provides at least sixty (60) days' prior notice to Management Company, and (ii) remits to Management Company payment of the applicable Sale Termination Fee simultaneously with the Termination of this Agreement.

20.02    Termination upon Demolition or Foreclosure

         A. Owner may, by written notice to Management Company, terminate this Agreement upon the demolition of the Hotel, such Termination to be effective upon the expiration of ninety (90) days following Management Company's receipt of such notice from Owner. Any such notice shall contain sufficient information to permit Management Company to comply with any required notices to Hotel employees under federal or state laws, including, without limitation, the WARN Act. Upon termination under this Section 20.02 A, all amounts due to Management Company hereunder in connection with such termination shall be paid by Owner. A termination under this Section 20.02 A shall not be a Default and no termination fees shall be paid to Management Company.

         B. Management Company shall have the right to terminate this Agreement (and pursue any remedies it may have hereunder), on thirty (30) days' written notice, if title to or possession of the Hotel is transferred by judicial or administrative process (including, without limitation, a foreclosure, or a sale pursuant to an order of a bankruptcy court, or a sale by a court-appointed receiver) to an individual or entity which would not qualify as a permitted transferee under Section 20.01 A, regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor; provided, however, that Management Company shall not have the right to so terminate this Agreement based on the assertion that a Qualified Lender fails to so qualify as a permitted transferee under Section 20.01 A.

                                   ARTICLE XXI
                          MANAGEMENT COMPANY CONDITIONS

21.01    Conditions upon Management Commencement Date

         The obligations of Management Company and Owner hereunder shall not commence until the satisfaction of the following conditions:

         A. Receipt of all licenses, permits, decrees, acts, orders and all other approvals necessary for the management and operation of the Hotel.

B. The provision by Owner of the Working Capital described in Article VII.

                                  ARTICLE XXII
                                  MISCELLANEOUS

22.01    Right to Make Agreement

         Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provisions of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

22.02    Relationship of Owner and Management Company

         A. During the Term of this Agreement, Management Company shall qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Code. To that end, during the Term:

(a) Management Company shall not permit wagering activities to be conducted at or in connection with the Hotel;

            (b) Management Company shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Highland;

            (c) No more than 35% of the total combined voting power of
                Management Company's outstanding stock, if any, (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Highland; and

            (d) Management Company (or a person who is a "related person" within the meaning of Section 856(d)(9)(F) of the Code (a "Related Person") with respect to the Management Company) shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for one or more persons who are not Related Persons with respect to Owner ("Unrelated Persons"). In order to meet this requirement, Management Company agrees that it (or a Related Person with respect to Management Company) (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" with the meaning of such Code Section.

A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Owner. Management Company's breach of the provisions of this Section 22.02 shall be a material Event of Default hereunder and be subject to the provisions of Section 16.03 of this Agreement.

         B. Management Company shall perform its duties hereunder as agent for Owner. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between Owner and Management Company or their successors in interest. Neither party shall borrow money in the name of or pledge the credit of the other.

22.03    Failure to Perform

         If Management Company or Owner at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder, then the other party after thirty
(30) days' written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party's part. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of (i) the interest rate allowed by the applicable usury laws, or (ii) the Prime Rate plus three percent (3%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.

22.04    Breach of Covenant

         Owner and Management Company and/or their respective affiliated companies shall be entitled, in case of any breach of this Agreement by the other party or others claiming through it, to injunctive relief and to any other right or remedy available at law.

22.05    Consents

         Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Management Company is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

22.06    Applicable Law and Arbitration

         This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located. In the event of any dispute, controversy or claim arising out of, or in connection with, or relating to this Agreement, or any breach, or alleged breach hereof, the same shall, upon the request of either Management Company or Owner, be submitted to and settled by arbitration. The arbiters shall each have at least ten (10) years' recent professional experience in the hotel industry. The arbiters are specifically directed: that the award be definite, certain and final as to the matters submitted; and to permit or deny the relief sought in its entirety without partial allocations between the parties (i.e. the preceding shall be a so-called "baseball arbitration"). Otherwise, the arbitration shall be pursuant to, and in accordance with, the commercial rules then in effect of the American Arbitration Association in the State where the Hotel is located, or at any other place or any other form of arbitration mutually acceptable to the parties so involved. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay the cost of its own experts, counsel and evidence.

22.07    Headings

         Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

22.08    Notices

         Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

            To Owner:

            --------------------------
            c/o Highland Hospitality Corporation
            8405 Greensboro Drive, Suite 500
            McLean, Virginia 22102
            Attn:  General Counsel

            with a copy to:

            --------------------------
            c/o Highland Hospitality Corporation
            8405 Greensboro Drive, Suite 500
            McLean, Virginia 22102
            Attn:  Chief Executive Officer

            To Management Company:

            Crestline Hotels & Resorts, Inc.
            8405 Greensboro Drive, Suite 500
            McLean, Virginia 22102
            Attn:  General Counsel

            with a copy to:
            --------------
            Crestline Hotels & Resorts, Inc.
            8405 Greensboro Drive, Suite 500
            McLean, Virginia 22102
            Attn:  Chief Executive Officer

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

22.09    Environmental Matters

         A. For purposes of this Section 22.09, "hazardous materials" means any substance or material containing one or more of any of the following: "hazardous material," "hazardous waste," "hazardous substance," "regulated substance," "petroleum," "pollutant," "contaminant," or "asbestos," as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

         B. Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Management Company shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Management Company shall indemnify, defend and hold Owner and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including, without limitation, engineers' and attorneys' fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Management Company during the Term of this Agreement and shall be responsible for the payment of any removal or remediation costs resulting therefrom.

         C. In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Hotel premises or in the Hotel during the Term of this Agreement, Owner shall (except to the extent such removal is Management Company's responsibility pursuant to Section 22.09 B) promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws. Owner shall (except to the extent that the removal of such hazardous materials is Management Company's responsibility pursuant to Section 22.09 B) indemnify, defend and hold Management Company and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including, without limitation, engineers' and attorneys' fees and expenses, and the cost of litigation) arising from the presence of hazardous materials on the Hotel premises or in the Hotel. All costs and expenses of the removal of hazardous materials pursuant to this
Section 22.09 C, and of compliance with all environmental laws, and any amounts paid to Management Company pursuant to the indemnity set forth above, shall be paid by Owner from its own funds, not as a Deduction nor from the Reserve.

22.10    Equity and Debt Offerings

            Neither Owner nor Management Company (as an "issuing party") shall make reference to the other party (the "non-issuing party) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the "Prospectus"), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark of the non-issuing party without prior written consent of the non-issuing party. The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein.

22.11    Intentionally Deleted

22.12    Estoppel Certificates

         Owner and Management Company will, at any time and from time to time within fifteen (15) days of the request of the other party or a Qualified Lender, execute, acknowledge, and deliver to the other party and such Qualified Lender, if any, and any other person the requesting party may reasonably request, a certificate certifying:

         A. That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

         B. The dates, if any, on which the distributions of Operating Profit have been paid;

         C. Whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

         D. Such other matters as may be reasonably requested.

         Any such certificates may be relied upon by any party to whom the certificate is directed.

22.13    Entire Agreement

         This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

22.14    Limitation on Liability.

         Notwithstanding anything to the contrary contained in this Agreement, Owner's liability under this Agreement shall be limited solely to its interest in the Hotel and no personal liability or deficiency judgment shall append to Owner relative to, or as result of, this Agreement.

22.15    Confidentiality.

         Owner and Management Company agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including any announcements to the press or otherwise pertaining to the transaction entered into by the parties hereunder without the approval as to both timing of any such announcement of both Owner and Management Company) without the prior written consent of the other party except as may be reasonably necessary to obtain licenses, permits and other public approvals necessary for the operation of the Hotel, in connection with the Owner's financing of the Hotel, or the Sale of Hotel. It is understood and agreed that this Section 22.15 is not intended to prohibit or limit disclosure of the matters set forth in this
Section 22.15 by Owner or Management Company (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants and representatives on a need to know basis, (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party's (or any of its affiliates') shares are traded, or (iv) the extent legally compelled by legal process.

22.16    Affiliates.

         Management Company shall be entitled to contract with one or more of its Affiliates to provide goods and/or services to the Hotel only if the prices and/or fees paid to any such Affiliates are competitive with the prices and/or fees currently being paid to reputable and qualified parties providing similar services which are not Affiliates of Management Company, provided, however, that in any event Management Company shall be required to obtain Owner's consent prior to contracting with any of Management Company's Affiliates, which consent shall not be unreasonable withheld or delayed. In connection with obtaining such consent, Management Company shall provide Owner with underlying documentation reasonably necessary for Owner to determine whether such prices and/or fees are competitive with the prices and/or fees currently being paid to reputable and qualified parties providing similar services which are not Affiliates of Management Company. To the extent that any such services shall constitute the Group Services, the prices and/or fees for such services will be determined pursuant to Section 11.03 B. In the event that the Annual Operating Projection includes fees to be paid to any Affiliate for the provision of goods and services to the Hotel, Management Company shall provide Owner with underlying documentation reasonably necessary for Owner to determine whether such prices and/or fees are competitive with the prices and/or fees currently being paid to reputable and qualified parties providing similar services which are not Affiliates of Management Company.

22.17    Force Majeure

In the event either party is unable to perform its obligations hereunder due to an event of Force Majeure, such performance shall be extended for a period of time reasonably required to complete performance of such obligation(s).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                    OWNER:

                                    ---------------------------
                                    By:
                                    Title:




                                    MANAGEMENT COMPANY:
                                    CRESTLINE HOTELS & RESORTS, INC.


                                    ---------------------------
                                    By:
                                    Title:

                                    Exhibit A

                         Legal Description of Hotel Site

                                    Exhibit B
                                    Proforma

                                    Exhibit C

                             Hotel's Competitive Set